UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: January 16, 2017

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.02 Results of Operations and Financial Condition

Attached as Exhibit 99.1 is unaudited information with respect to the revenue and page views relating to the social publishing segment of Function(x) Inc. (the “Company”) which has not previously been made public.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously disclosed by Function(x) Inc. (the “Company”) in a Form 8-K filed on June 12, 2015, Sillerman Investment Company IV, LLC (“SIC IV”), an affiliate of Robert F.X. Sillerman, our Executive Chairman and Chief Executive Officer of the Company, agreed to provide a Line of Credit to the Company (the “Line of Credit”).

On January 18, 2017, the Company borrowed an additional $250,000 under the Line of Credit. The principal amount now outstanding under the Line of Credit is $3,714,586 and the Company is entitled to draw up to an additional $1,285,414 under the Line of Credit.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
As reported on the Company’s Current Report on Form 8-K filed on July 13, 2016, on July 12, 2016, the Company closed a private placement (the “Private Placement”) of $4,444,444 principal amount of convertible debentures (the “Debentures”) and common stock purchase warrants (the “Warrants”). The Debentures and Warrants were issued pursuant to a Securities Purchase Agreement, dated July 12, 2016 (the “Purchase Agreement”), by and among us and certain accredited investors within the meaning of the Securities Act of 1933, as amended (the “Purchasers”). Upon the closing of the Private Placement, the Company received gross proceeds of $4,000,000 before placement agent fees and other expenses associated with the transaction. The Company used the net proceeds from the transaction for general business and working capital purposes.
We are currently in default under the Debentures issued in the Private Placement for failure to make certain amortization payments and for failure to maintain the Minimum Cash Reserve.
Pursuant to the terms of the Debentures, the failure to cure the non-payment of amortization or failure to maintain the Minimum Cash Reserve within three trading days after the due date constituted an Event of Default. Following the occurrence of an event of default, among other things: (1) at the Purchaser’s election, the outstanding principal amount of the Debentures, plus accrued but unpaid interest, plus all interest that would have been earned through the one year anniversary of the original issue date if such interest has not yet accrued, liquidated damages and other amounts owed through the date of acceleration, shall become, immediately due and payable in either cash or stock pursuant to the terms of the Debentures; and (2) the interest rate on the Debentures will increase to the lesser of 18% or the maximum allowed by law. In addition to other remedies available to the Purchasers. the Company’s obligation to repay amounts due under the Debentures is secured by a first priority security interest in and lien on all of the Company’s assets and property, including our intellectual property, and such remedies can be exercised by the Purchasers without additional notice to the Company.
One debenture holder, holding approximately 13% of the principal amount of the Debentures, has sent a notice of acceleration, stating that the Company owes $696,000, reflecting the principal amount of the Debenture plus interest through November 1, 2016. Interest will accrue at 18% until this amount is satisfied.
Under terms of the $3,000,000 Secured Convertible Note issued in connection with the acquisition of Rant, a default under other indebtedness owed by us constitutes a default under the Rant Note. As a result of such Event of Default, the holder of the Rant Note has executed a waiver that provides that, until May 15, 2017, the events of default arising out of the failure to pay the amounts due under the Debentures as of the date of the waiver and the failure by us to maintain the Minimum Cash Reserve shall not constitute events of default for purposes of the Rant Note. As a result of the failure to make the January 2017 amortization payment to the Debenture holders, the Rant Note is also in default, and such default is not covered by the foregoing waiver.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 16, 2017, the Company named Brian Rosin its Chief Operating Officer. Mr. Rosin came to the Company as a result of its July 2016 acquisition of Rant, Inc. ("Rant"), which he co-founded in 2011. While at Rant, Mr. Rosin served as Chief Operating Officer, Vice President Finance & Accounting, and Vice President of Operations. Prior to beginning full-time employment at Rant in February 2012, Mr. Rosin was an Annuity Specialist and LTC Claims Operations Analyst at Banker’s Life and Casualty Company in Chicago, Illinois. Mr. Rosin earned bachelors’ degrees in International Relations and Economics from Northern Illinois University.

Mr. Rosin has no family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Rosin is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

We are currently negotiating the terms of an employment agreement with Mr. Rosin and will amend this Form 8-K to include the employment agreement when it has been finalized.
Item 8.01 Other Events.
(a)    The Company is negotiating the sale of a majority stake in its non-core assets principally in the technology space, including certain intellectual property related to SDS and the assets related to the DraftDay fantasy sports business. If completed, the contemplated transaction would combine these assets into a new company, Element(X). The Company intends to sell 80.1% of Element(X) to a newly formed and separately funded entity owned by current and former employees of the Company for approximately $8 million We are seeking to receive preferred equity in Element(X) with a two- year term, redeemable at 120% of issue price, plus accrued dividends at 8%; or convertible at our option into equity at 150% of issue price, plus accrued dividends. In addition the Company intends to enter into a shared services agreement with Element(X) providing for payment of $200K a month for legal, accounting, and office-related services. The terms of any such transaction will be determined on an arms-length basis and will only be consummated if the board of directors determines that the transaction is in our best interests as a company. There can be no assurance that we will be successful in consummating such a transaction on the terms as described, or at all.
(b)    As reported on the Company’s Current Report on Form 8-K filed on July 13, 2016, on July 12, 2016, the Company closed a private placement (the “Private Placement”) of $4,444,444.44 principal amount of Convertible Debentures (the “Debentures”) and Common Stock Purchase Warrants. As described in Item 2.04 above, the Company is currently in default under the Debentures. The Company is currently in negotiations with holders of approximately 87% of the Debentures in order to permit the Company to pay the holders the outstanding principal balance in cash and to pay any accrued interest and other amounts owed in shares of the Company’s common stock.
(c)    As reported on the Company’s Current Report on Form 8-K filed on July 13, 2016, on July 8, 2016, the Company and Sillerman Investment Company III, LLC (“SIC III”), Sillerman Investment Company IV, LLC (“SIC IV”), and Sillerman Investment Company VI, LLC (“SIC VI”), each an affiliate of Robert F.X. Sillerman, the Company’s Executive Chairman and Chief Executive Officer, entered into an Exchange Agreement (the “Exchange Agreement”). The Company is negotiating an amendment to the Exchange Agreement, pursuant to which he and his affiliated entities would agree to convert 100% of their Series C Preferred shares plus accrued dividends at the exchange price of $2.34 and to permit the line of credit from SIC IV in the amount of $5,000,000 for the Company to remain outstanding in the event that a public offering of at least $10,000,000 and satisfaction of the other conditions required for the conversion under the Exchange Agreement. The conversion price represents a 4% premium to the closing price of the Company’s common stock on January 13, 2017.
Item 9.01 Exhibits and Financial Statements
(d) Exhibits

Exhibit No.	Description
99.1	Information relating to revenues and page views

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC.

Date: January 19, 2017	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President